EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149583 of Duncan Energy Partners L.P. on Form S-3 of our report dated March 2, 2009 (August 27, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3), relating to the consolidated balance sheet of DEP Holdings, LLC and subsidiaries at December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160), appearing in this Current Report on Form 8-K of Duncan Energy Partners L.P.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
August 27, 2009